UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 20, 2014 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the seven nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

4. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 27, 2014, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 10, 2014

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 10, 2014

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 20, 2014, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on March 27, 2014 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 194,137,935 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 20, 2014

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the seven nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Board recommends that you vote FOR the proposals listed above.

On or about April 10, 2014, the Company mailed to its shareholders of record as of March 27, 2014 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 10, 2014, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing a proxy on the Internet at the address listed on the proxy card or notice,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2015 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of nine members, seven of whom are independent directors. Each director is elected annually for a one-year term. Mr. Jagiela joined the Board effective February 1, 2014 upon his promotion to Chief Executive Officer of Teradyne. The terms of the directors expire at the 2014 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election other than Messrs. Bagley and Carnesale who are retiring from the Board, effective upon the conclusion of the 2014 Annual Meeting of Shareholders. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2015 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bradley, Christman, Gillis, Guertin, Jagiela, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which he serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Michael A. Bradley	2004

Mr. Bradley, 65, has served as a director since April 2004. He served as the Company’s Chief Executive Officer from May 2004 until February 2014. He was President of Teradyne from May 2003 until January 2013, President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Mr. Bradley has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001 and of Avnet, Inc. since November 2012.

Mr. Bradley contributes valuable institutional knowledge and executive experience from his 35 years with Teradyne, including the last 10 years as Chief Executive Officer.

Daniel W. Christman	2010

Mr. Christman, 70, has served as Senior Counselor to the President of the U.S. Chamber of Commerce since 2009 and as Senior Vice President of International Affairs at the Chamber from 2003 until 2009. In 2001, he retired in the grade of Lieutenant General after a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, Mr. Christman was the Superintendent of the United States Military Academy at West Point from 1996 to 2001. From 1994 to 1996, he served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. Mr. Christman has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001. Mr. Christman was a director of the United Services Automobile Association from 1995 to November 2010 and a director of Ultralife Batteries, Inc. from 2001 to March 2010 where he also was the Chairman from September 2009 to March 2010.

Mr. Christman contributes his considerable experience with international business issues as well as expertise in leadership and management gained from his 36 plus years as a military leader.

Edwin J. Gillis	2006

Mr. Gillis, 65, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis has been a director of LogMeIn, Inc. since November 2007, a director of Sophos Plc. since November 2009, a director of Responsys Inc. since March 2011 and a director of AppNexus, Inc. since November 2012.

Name	Year Became Director	Background and Qualifications

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Timothy E. Guertin	2011

Mr. Guertin, 64, has been the Vice Chairman of the Board of Directors of Varian Medical Systems, Inc. (“Varian”) since September 2012 and a director of Varian since 2005. He served as Chief Executive Officer of Varian from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Mark E. Jagiela	2014

Mr. Jagiela, 53, has served as a director and as the Company’s Chief Executive Officer since February 2014. He has served as the President of Teradyne since January 2013 and the President of the Company’s Semiconductor Test Division since 2003. Mr. Jagiela was appointed a Vice President of Teradyne in 2001. He has held a variety of senior management roles at the Company including General Manager of Teradyne’s Japan Division.

Mr. Jagiela contributes valuable executive experience from his 32 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Paul J. Tufano	2005

Mr. Tufano, 60, served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to April 2001. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Name	Year Became Director	Background and Qualifications
Roy A. Vallee	2000

Mr. Vallee, 61, served as Executive Chairman of the Board of Directors of Avnet, Inc. from July 2011 to November 2012 and as a director of Avnet, Inc. from 1991 to 2012. From July 1998 to July 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. He also was Vice Chairman of the Board of Directors from November 1992 to July 1998 and President and Chief Operating Officer from March 1992 until July 1998. Since 2003, Mr. Vallee has been a director of Synopsys, Inc. He is currently the Deputy Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2014 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

Teradyne’s Board of Directors has implemented an executive compensation program that rewards performance. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short- and long-term performance targets that are important to the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that the compensation policies and program are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s solid financial results for 2013. Despite difficult conditions in its principal markets, the Company had revenues of $1.4 billion, generated significant free cash flow, and maintained its industry-leading profit rate before interest and taxes, or PBIT percentage as described in the section of this proxy statement entitled “Compensation Discussion and Analysis”. The Company achieved market share gains in its system-on-a-chip, memory and wireless test markets positioning the Company for growth when these markets improve.

The Company’s performance-based variable compensation for 2013 was tied both to its rate of profitability and to the achievement of strategic business goals, including market share gains, strategic customer wins, engineering project milestones, cost controls and other growth targets – the achievement of which positively impact the Company’s long-term performance. Due to the Company’s market-leading rate of profitability and achievement of market share goals in 2013, executive officers received 142% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The Company’s shareholders voted to approve the Say-on-Pay advisory resolution at the 2013 Annual Meeting of Shareholders with 99% of the votes cast approving the resolution. Notwithstanding the approval of the resolution, the Board of Directors continues to assess the Company’s executive compensation program to ensure it remains aligned with both short- and long-term performance. In January 2014, the Board changed the long-term performance criteria for performance-based restricted stock units to a relative total shareholder return formula. This formula is described in detail in the Compensation Discussion and Analysis section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2014 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2014. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute majority of Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	Review by Nominating and Corporate Governance Committee of director’s change in position; and

•

Policy prohibiting executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments) and pledging Teradyne stock as collateral for loans (including through the use of margin accounts).

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees, excluding directors serving on Teradyne’s Board on January 28, 1997, shall be 74 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition is reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2015 Annual Meeting of Shareholders”.

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC and New York Stock Exchange (“NYSE”) rules, meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: James W. Bagley, Albert Carnesale, Daniel W. Christman, Edwin J. Gillis, Timothy E. Guertin, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Mr. Tufano’s former position until September 2013 as Chief Operating Officer and Chief Financial Officer of Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as a director of Synopsys, Inc., one of Teradyne’s customers. Teradyne’s business with Alcatel-Lucent and Synopsys during 2013 and in past years was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board has determined that Mr. Jagiela is not independent because he is Teradyne’s Chief Executive Officer and Mr. Bradley is not independent because he served as Teradyne’s Chief Executive Officer within the past three years.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure

Since August 2010, Mr. Carnesale has served as an independent Chair of the Board. As Mr. Carnesale is not standing for re-election, the Board will appoint an independent director as Chair to replace Mr. Carnesale following the election of directors at the 2014 Annual Meeting of Shareholders. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Code of Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, legal, market and competitive risks.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2013 Annual Meeting of Shareholders held on May 21, 2013.

Board Meetings

The Board met four times during the year ended December 31, 2013. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2013. The Chair of the Board presides over all Board meetings and each executive session. During 2013, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the NYSE, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale
Edwin J. Gillis*	Daniel W. Christman	Daniel W. Christman*
Paul J. Tufano	Timothy E. Guertin	Timothy E. Guertin
	Roy A. Vallee*	Roy A. Vallee

*	Committee Chair

The Board will appoint committee members for the 2014-2015 term following the election of directors at the 2014 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	performance of the internal audit function;

•	compliance with legal and regulatory requirements; and

•	appointment and activities of the independent registered public accounting firm.

The Audit Committee met twelve times during 2013. The responsibilities of the Audit Committee and its activities during 2013 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has four members all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight and risk assessment of Teradyne’s compensation plans, policies and practices;

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate;

•	review and recommend to the Board each year the compensation for non-employee directors;

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs. The Compensation Committee determines, or recommends to the Board, the amount and form of executive and director compensation.

The Compensation Committee met five times during 2013.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an independent executive compensation advisor, regarding Teradyne’s executive and Board compensation policies and practices, including: (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a Tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia has provided no services to Teradyne. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and the Committee’s independent legal advisors by using the factors applicable to compensation consultations under SEC and NYSE rules, and no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC and NYSE rules, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2013.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2013, the non-employee directors were compensated at the rate of $70,000 per year. The Board Chair received an additional $70,000 per year. The Chair of the Audit Committee received an additional $15,000 per year pro rated from January 1, 2013 until May 21, 2013 and an additional $20,000 per year pro rated from May 21, 2013 through December 31, 2013. The Chair of the Compensation Committee received an additional $10,000 per year pro rated from January 1, 2013 until May 21, 2013 and an additional $15,000 per year pro rated from May 21, 2013 through December 31, 2013. The Chair of the Nominating and Corporate Governance Committee received an additional $7,500 per year pro rated from January 1, 2013 until May 21, 2013 and an additional $10,000 per year pro rated from May 21, 2013 through December 31, 2013.

Equity Compensation

Each non-employee director receives an annual grant having a fair market value equal to $140,000, an increase of $20,000 from the value of equity compensation in 2012, on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May. This annual grant vests in full on the one-year anniversary of the date of grant.

Each new non-employee director is granted an award on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to $140,000 pro-rated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This grant to new, non-employee directors vests in full on the date of the next annual board grant.

Director Deferral Program

The non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) an interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in the plan, he or she will receive either the cash value of the interest bearing account or shares of the common stock underlying the DSU’s within ninety (90) days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of directors with those of the shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in stock equal to three times the annual cash retainer of a director. All of the directors met the ownership guidelines as of year-end.

Director Compensation Table for 2013

The table below summarizes the compensation Teradyne paid to persons who served as a non-employee director for all or a portion of the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
James W. Bagley	$70,000	$140,006	$0	$210,006
Albert Carnesale	$140,000	$140,006	$0	$280,006
Daniel W. Christman	$79,032	$140,006	$0	$219,038
Edwin J. Gillis	$88,063	$140,006	$0	$228,069
Timothy E. Guertin	$70,000	$140,006	$0	$210,006
Paul J. Tufano	$70,000	$140,006	$0	$210,006
Roy A. Vallee	$83,063	$140,006	$0	$223,069

(1)	The amounts in the “Stock Awards” column represent the grant date fair value of the 2013 RSU grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2013.

(2)	As of December 31, 2013, each non-employee director held 7,901 restricted stock units with a vesting date of May 21, 2014 and no options to purchase shares of the Company’s stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2013 through December 31, 2013.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2014, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2013 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers various matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, regarding the independent registered accounting firm’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

James W. Bagley

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2013 and December 31, 2012.

	2013	2012
Audit Fees	$2,310,237	$2,345,875
Audit-Related Fees	588,829	—
Tax Fees	192,979	75,000
All Other Fees	1,800	1,800

Total:	$3,093,845	$2,422,675

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2013 and 2012. These fees include the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers LLP in connection with other statutory and regulatory filings or engagements. During 2012, these services included audit services related to the Company’s pension accounting method change and the U.S. qualified pension plan lump sum program.

Audit-Related Fees

Audit-Related Fees in 2013 were for professional services related to acquisition due diligence, information technology security and compliance with customer contract requirements.

Tax Fees

Tax Fees in 2013 and 2012 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In both 2013 and 2012, the fees were related to technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2013 and 2012, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers LLP.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 27, 2014 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	168,888	*
Gregory R. Beecher	55,155	*
Michael A. Bradley(4)	600,274	*
Albert Carnesale(5)	76,648	*
Daniel W. Christman	16,990	*
Edwin J. Gillis	107,005	*
Charles J. Gray	51,147	*
Timothy E. Guertin	26,447	*
Mark E. Jagiela	265,130	*
Paul J. Tufano	75,848	*
Walter G. Vahey	33,498	*
Roy A. Vallee(6)	113,927	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(7)	1,590,957	0.82%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 27, 2014, (ii) are subject to restricted stock units which vest within 60 days of March 27, 2014, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 32,761 shares (including 24,860 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 0 shares; Mr. Bradley, 239,806 shares; Mr. Carnesale, 7,901 shares; Mr. Christman, 7,901 shares; Mr. Gillis, 24,280 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 0 shares; Mr. Guertin, 16,126 shares (including 8,225 shares issuable pursuant to the Deferral Plan); Mr. Jagiela, 48,041 shares; Mr. Tufano, 7,901 shares; Mr. Vahey, 0 shares; Mr. Vallee, 50,555 shares (including 42,654 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 435,632 shares (including 92,118 shares issuable pursuant to the Deferral Plan).
(3)	Includes 136,127 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife. Mr. Bagley is retiring from the Board effective upon the conclusion of the 2014 Annual Meeting of Shareholders.
(4)	Includes 360,468 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Mr. Carnesale is retiring from the Board effective upon the conclusion of the 2014 Annual Meeting of Shareholders.
(6)	Includes 63,372 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(7)

The group is comprised of Teradyne’s executive officers and directors on March 27, 2014. Includes (i) an aggregate of 288,207 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 27, 2014 granted under the stock plans, (ii) an aggregate of 55,307 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 27, 2014, and (iii) an aggregate of 92,118 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2013, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(6)
Ameriprise Financial, Inc.(1)	16,406,767	8.56%
145 Ameriprise Financial Center Minneapolis, MN 55474

BlackRock, Inc.(2)	16,444,789	8.50%
40 East 52nd Street New York, New York 10022

Royce & Associates, LLC(3)	14,029,064	7.32%
745 Fifth Avenue New York, New York 10151

The Goldman Sachs Group, Inc.(4)	11,049,040	5.80%
200 West Street New York, NY 10282

The Vanguard Group, Inc.(5)	10,552,446	5.50%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	As set forth in Amendment No. 1 to a Schedule 13G, filed on February 13, 2014, Ameriprise Financial, Inc. (“Ameriprise”) had, as of December 31, 2013, shared dispositive power with respect to all of the shares and shared voting with respect to 1,084,090 shares. Ameriprise is the parent holding company of Columbia Management Investment Advisers, LLC (“CMIA”), which has shared dispositive power with respect to all of the shares and shared voting power with respect to 1,084,090 shares. CMIA has its principal business office at 225 Franklin St., Boston, MA 02110. CMIA is the investment adviser to Columbia Seligman Communications & Information Fund (“Fund”), which has sole voting power and shared dispositive power with respect to 12,903,900 shares. The Fund has its principal business office at 225 Franklin St., Boston, MA 02110.
(2)	As set forth in Amendment No. 1 to a Schedule 13G, filed on February 10, 2014, BlackRock, Inc. had, as of December 31, 2013, sole dispositive power with respect to all of the shares and sole voting power with respect to 15,429,998 shares.
(3)	As set forth in Amendment No. 3 to a Schedule 13G, filed on January 16, 2014, Royce & Associates, LLC had, as of December 31, 2013, sole dispositive power and sole voting power with respect to all of the shares.
(4)	As set forth in a Schedule 13G, filed on February 13, 2014, The Goldman Sachs Group, Inc. (“GS Group”) had, as of December 31, 2013, shared dispositive power with respect to all of the shares and shared voting power with respect to 11,027,710 shares. GS Group is the parent holding company of Goldman, Sachs & Co. (“Goldman Sachs”), which has shared dispositive power with respect to all of the shares and shared voting power with respect to 11,027,710 shares. Goldman Sachs has its principal business office at 200 West Street, New York, NY 10282.
(5)

As set forth in Amendment No. 4 to a Schedule 13G, filed on February 12, 2014, The Vanguard Group, Inc. (“Vanguard”) had, as of December 31, 2013, sole dispositive power with respect to 10,446,390 shares, shared dispositive power with respect to 106,056 shares and sole voting power with respect to 117,756 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 106,056 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 11,700 shares as a result of its serving as investment manager of Australian investment offerings.

(6)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2013 Executive Compensation Summary

Teradyne is a leading global supplier of automatic test equipment. The Company designs, develops, manufactures and sells automatic test systems and solutions to test semiconductors, wireless products, hard disk drives and circuit boards in the consumer electronics, wireless, automotive, industrial, computing, communications and aerospace and defense industries. The automatic test equipment market is highly competitive and is subject to business cycles characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

2013 was a challenging year for the automatic test equipment markets. Despite difficult conditions in its principal markets, Teradyne had revenues of $1.4 billion, generated significant free cash flow, and maintained its industry-leading PBIT percentage. The Company achieved market share gains in its system-on-a-chip, memory and wireless test markets positioning the Company for growth when these markets improve. During 2013, the Company continued to invest for long-term, future growth while maintaining financial discipline.

The Company’s 2013 performance-based variable cash compensation was tied both to its rate of profitability and to the achievement of strategic business goals, including market share gains, strategic customer wins, engineering project milestones, cost controls and other growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s solid financial results for 2013. Due to the Company’s market-leading rate of profitability and achievement of market share and other strategic goals in 2013, executive officers received 142% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The Board of Directors believes that the executive compensation for 2013 is reasonable and appropriate, is justified by the performance of the Company, and is the result of a carefully considered approach.

The compensation of the executive officers over the last seven years demonstrates the alignment between pay and performance. The variable cash compensation for the named executive officers in 2013, 2012, 2011 and 2010 varied from 200% to 142% of target based on Company performance and contrasts to compensation received for 2009, 2008 and 2007 where executive officers received variable cash compensation well below target in a range from 39% to 74%.

•

In 2007, 2008 and 2009, executive officers received payouts well below their target variable cash compensation (74%, 45% and 39% of target, respectively) due to the severe industry downturn. Furthermore, in 2009, executive officers took base salary pay cuts of as high as 20%, which were only restored late in the year when business improved.

•

In 2010 and 2011, due to the Company’s record profitability and achievement of strategic business goals, the executive officers received at or close to the maximum 200% of their target variable cash compensation payout.

•

In 2012, the Company had record results in its Wireless Test Division as well as superior performance in its Semiconductor Test Division and Military/Aerospace Business Unit, but mixed results in its other businesses. In 2013, despite challenging market conditions, the Company maintained its industry-leading PBIT percentage and continued to make investments in long-term growth. As a result, the variable cash compensation payout for executives decreased to 153% in 2012 and 142% in 2013 reflecting strong results, but not as strong as in 2010 or 2011.

While the past seven years indicate that the program effectively rewards executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Board will continue to review the executive compensation program and its mix of short- and long-term business goals to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. For example, in January 2014, the Board changed the long-term performance criteria for performance-based restricted stock units to a relative total shareholder return formula. This formula is described in detail in the 2014 Executive Compensation section of this proxy statement.

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, market and peer data, benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s independent executive compensation consultant and members of the human resources department provide market and peer information for benchmarking purposes. The executive officers do not determine any element or component of their own pay package or their total compensation amount.

Benchmarking

To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. This benchmarking includes data gathered from surveys, compensation consultants and public filings.

For 2014, the Compensation Committee engaged the independent compensation consulting firm, Compensia, to develop benchmark comparisons with Teradyne’s peer companies as well as analyze executive pay packages and advise on the relationship of the Company’s short- and long-term performance on the pay packages. Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for benchmark comparisons. Compensia proposed, and the Compensation Committee reviewed and approved, a peer group that included the 17 companies listed below:

Teradyne Peer	Revenue –Last 4 Quarters (as of 10/2/13)	Market Capitalization (as of 10/2/13)
Atmel	$1,383	$3,180
Ciena	$1,965	$2,649
Fairchild Semiconductor	$1,387	$1,788
FEI	$896	$3,638
Itron	$1,957	$1,680
JDS Uniphase	$1,677	$3,575
KLA-Tencor	$2,843	$10,083
Lam Research	$3,599	$8,367
LSI	$2,382	$4,359
National Instruments	$1,173	$3,917
Plantronics	$784	$1,999
Polycom	$1,372	$1,860
Skyworks Solutions	$1,736	$4,728
Tellabs	$928	$836
Trimble Navigation	$2,153	$7,925
Verifone Holdings	$1,763	$2,602
Zebra Technologies	$995	$2,366

Median	$1,677	$3,180

Teradyne	$1,391	$3,114

Compensia recommended that the Compensation Committee retain the peer group from 2013, with the exception of Novellus which was acquired by Lam Research. Except for LSI and Skyworks Solutions, which were added in 2012, the companies listed above have been part of Teradyne’s peer group since 2010. Tellabs and LSI have recently been acquired and thus will not be part of the peer group for 2015. Teradyne remains close to the median of the peer group in terms of both revenue and market capitalization (44th and 49th percentiles, respectively).

The Company augmented the peer group benchmarking by also using the Radford Global Survey. From this survey, the Company used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $750 million and $3 billion in revenue with a median of $1.4 billion.

Executive Compensation Program

Teradyne’s Board of Directors has implemented an executive compensation program that addresses the cyclicality of the business and rewards performance across business cycles. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short- and long-term performance targets that are important to the Company and its shareholders. The approach is designed to focus executives on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following chart illustrates performance-based target compensation for the named executive officers as a percentage of total target compensation for calendar year 2013.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual and strategic performance objectives and motivates executive officers to achieve Teradyne’s financial, operating, and long-term goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that target cash compensation for each individual should be competitive with cash compensation of individuals holding similar roles and responsibilities within the peer companies and survey data used for benchmarking. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive officer.

The Compensation Committee sets performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 65% to 100% of base salary. The target for Mr. Jagiela is set at 100%, the target for Messrs. Beecher and Vahey is set at 75% and the target for Mr. Gray is set at 65%. The Board sets the target level of the Chief Executive Officer’s performance-based variable cash compensation at 100% of base salary based upon analysis of the Company’s competitive peer group. Executive variable cash compensation is capped at 200% of target to limit actual executive compensation for periods of exceptionally strong performance.

In January, the Compensation Committee also establishes the specific formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are determined by operating division and are based on: 1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT1 percentage; and 2) measurable operating, financial and strategic goals which serve to either increase or decrease the outcome of the variable cash compensation payout baseline calculation. The performance-based variable cash compensation for the named executive officers is determined by a formula comprised of company-wide PBIT percentage and the performance against key operating, financial and strategic goals by the Company’s business divisions (other than the Wireless Test Division). In establishing the performance targets, the Compensation Committee sets the PBIT percentage rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives.

These goals may include strategic customer wins, market share gains, gross margin goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance targets for these key operating and financial goals because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. Goals such as product development, market share, new product introductions, and margin goals for new and existing products are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets, and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that the variable cash compensation targets are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. Goals to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame. The operating, financial and strategic targets may increase or decrease the variable cash compensation payout up to 60%.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on the performance of the divisions, the Compensation Committee, or the independent directors for the Chief Executive Officer, then determine the variable cash compensation for the named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides two types of long-term incentives: (1) time-based awards with four-year vesting conditioned upon continued service, supporting the Company’s employee retention efforts; and (2) performance-based awards which reward the achievement of short- and long-term corporate goals.

Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of intangible assets; acquisition and divestiture related charges or credits; and pension actuarial gains or losses. This PBIT percentage metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT percentage reported by the Company in the financial statements accompanying its quarterly earnings releases.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity grant budget, including the total projected expense to be incurred as a result of the equity awards, overhang from previously issued and outstanding awards, burn rates and benchmark data from the peer group. The independent directors determine the award type and level for the Chief Executive Officer and the Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

Since 2006, grants to executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these grants is determined using the closing price on the date of the equity grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2013, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), and no match for employees continuing to accrue benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive the higher employer match in the 401k Plan. Commencing in 2009, employees who continued in the separate Retirement Plan receive no 401k employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the “Pension Benefits Table.” Mr. Bradley was the only named executive officer earning benefits under the SERP. Following Mr. Bradley’s retirement on January 31, 2014, no named executive officer is earning benefits under the SERP.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by most peer companies. The Board also has approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

In January 2014, in connection with Mr. Jagiela’s promotion to Chief Executive Officer, Mr. Jagiela entered into an Amended Change in Control Agreement that eliminated the tax gross-up feature from his prior agreement. In addition, Mr. Jagiela entered into an Agreement Regarding Termination Benefits that also does not include a tax gross-up provision.

Other Benefits

In order to attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. Prior to 2013, the purchase price was an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the purchase period or (b) 85% of the fair market value of the common stock on the last business day of the purchase period. Effective January 1, 2013, the Compensation Committee amended the plan to eliminate the “look back” to the first business day of the purchase period. As a result, commencing in January 2013, the purchase price is an amount equal to 85% of the fair market value of the common stock on the last business day of the purchase period. Each purchase period is a six month period beginning in January or July and ending in June or December, respectively. Approximately fifty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s pre-tax profit (excluding its Wireless Test Division) to all eligible employees including executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes. Shares subject to the stock ownership guidelines do not include any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

At year end, all executive officers were at or above the stock ownership guideline targets, including Mr. Jagiela whose stock ownership guideline was increased from two times to three times his annual base salary upon his promotion to Chief Executive Officer effective February 1, 2014.

Recoupment Policy

A recoupment policy is applicable to all executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation, cash payments and performance-based equity awards. The Board of Directors will review the Company’s recoupment policy following the issuance of regulations by the Securities and Exchange Commission pursuant to the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Pay

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code. In May 2011, the shareholders re-approved the material terms of the performance goals under the plan to enable the entire amount of “qualified performance-based compensation” paid to certain executive officers to be exempt from the $1 million deduction limit that would otherwise apply. While the Compensation Committee monitors compensation paid to our executive officers in light of the provisions of Section 162(m) of the Code, the Compensation Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal tax purposes, and the Compensation Committee is not limited to paying compensation that is “qualified performance-based compensation” under Section 162(m) of the Code.

2013 Executive Compensation

In January 2013, the Compensation Committee reviewed the performance of the named executive officers during 2012 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2012, the Compensation Committee considered benchmark data from the peer group in setting executive compensation for 2013.

2013 Target Cash Compensation

To align cash compensation with the peer group data, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved increases in the 2013 base salaries and target cash compensation for the named executive officers. The 2012 and 2013 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2012	2013	2012	2013
Michael A. Bradley	$720,000	$756,000	$1,440,000	$1,512,000
Gregory R. Beecher	415,000	450,000	726,250	787,500
Mark E. Jagiela	405,000	500,000	708,750	1,000,000
Walter Vahey	285,714	300,000	500,000	525,000
Charles J. Gray	328,000	345,000	541,200	569,250

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2013 as in the prior seven years, but in 2013 increased the company-wide PBIT percentage target from 12.3% to 15% for the named executive officers:

1)	a 15% target for company-wide PBIT measured as a percentage of revenue; and

2)	performance against key operating, financial and strategic goals by each business division (other than the Wireless Test Division).

The Compensation Committee also increased the company-wide PBIT percentage target rate in 2012 (from 11.1% to 12.3%) and again in 2013 (from 12.3% to 15%) to reflect the level of profitability it believes to be appropriate for the businesses in which the Company operates and the through-the-cycle profit margins in the Company’s industry. Performance against the 2013 operating, financial and strategic goals could then increase or decrease the variable cash compensation payout by up to 60%. The operating, financial and strategic goals for 2013 included market share gains, quarterly operating breakeven targets, new customer wins, new product launches, and growth targets for the Company’s various business units. The maximum variable cash compensation payout for the named executive officers is 200% of the target amount.

In January 2013, Mr. Jagiela was promoted to President of the Company, at which time the Committee set his target cash compensation at $1,000,000 with a performance-based variable cash compensation target of 100% of his annual base salary, based on peer group and market data.

In January 2014, the Compensation Committee reviewed the Company’s performance against its 2013 performance-based variable cash compensation targets. The divisions’ performances varied from 0% of target to 200% of target. As an example, the variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 70-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its PBIT percentage target which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying a weighted averaging formula of the performance of all divisions.

The Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved a 142% payout of target variable cash compensation for each named executive officer for 2013 which, due to the different variable compensation factors for each executive officer, contributed to actual total cash compensation ranging between 15% and 21% above target, depending on the named executive officer. The three-, five-, and ten-year moving average variable cash compensation payouts have been 164%, 146%, and 117%, respectively, of the target amount with a range of 39% to 200% for individual years within the ten year period. The payout amounts of 2013 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2013 Equity Award

In January 2013, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved the 2013 equity awards for the named executive officers. The Compensation Committee and independent directors continued to award RSUs and stock options for the 2013 equity grant with the same mix of time-based RSUs (40%), performance-based RSUs (40%) and non-qualified stock options (20%) as in 2012.

The performance targets for the performance-based RSUs are aligned to the 2013 variable cash compensation targets, including the increased weighted average company-wide PBIT target of 15%. These targets, based on the operating, financial, and strategic goals of the Company, include both short- and long-term/

strategic performance elements. The short-term performance target is based on PBIT percentage for the year; the long-term/strategic performance targets are measurable operating and financial goals such as strategic customer wins, market share gains, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. The Board believes that using a mix of both short- and long-term targets for both variable cash compensation and performance-based RSUs effectively focused management on annual and long-term goals across all forms of performance-based compensation. The number of performance-based RSUs awarded can be a minimum of 0 to a maximum value of two times the number at target performance. The table below shows the formula for the performance-based RSUs:

Variable Cash Compensation % of Payout	% of Performance-based RSUs awarded
0% - 60%	0% RSUs
60% - 140%	2.5% RSUs per 1% Variable Compensation Payout above 60%
140% - 200%	200% of target

In order to maintain a competitive equity compensation level relative to the peer companies, the 2013 equity grant values at target for named executive officers increased 30% from the 2012 equity grant values at target. Specifically, Mr. Bradley’s 2013 equity award was increased by 21.9%, and the awards for Messrs. Beecher and Gray were increased 20.8% and 8.0%, respectively. Mr. Jagiela’s 2013 equity award increased 56.0% in connection with his promotion to President of Teradyne and Mr. Vahey’s 2013 equity award increased 82% in connection with his promotion to President, System Test Group. Total potential equity ownership for Teradyne’s executive officers is competitive with the peer group.

The specific number of RSUs was calculated based upon the closing price of the Company’s stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2013 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target (1)	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target (1)	Value of Stock Options	Total Equity Value
Michael A. Bradley	65,218	65,218	88,670	$1,080,010	$1,080,010	$540,000	$2,700,020
Gregory R. Beecher	28,986	28,986	39,409	$480,008	$480,008	$240,001	$1,200,017
Mark E. Jagiela	37,440	37,440	50,904	$620,006	$620,006	$310,005	$1,550,017
Walter G. Vahey	10,991	10,991	14,943	$182,011	$182,011	$91,003	$455,025
Charles J. Gray	13,889	13,889	18,884	$230,002	$230,002	$115,004	$575,008

(1)	Based on the achievement against the performance metrics as approved by the Compensation Committee and the independent directors in January 2014, each named executive officer received 200% of the target number of performance-based RSUs granted in 2013.

The grant date for the 2013 equity grants was January 25, 2013. The 2013 time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

In January 2014, the Compensation Committee reviewed the Company’s performance against its 2013 performance-based variable equity compensation targets. On this basis, the Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved the number of the 2013 performance-based RSUs at 200% of target. The number of performance-based RSUs granted can be found in the Grants of Plan Based Awards Table and the value of the performance-based shares granted for each named executive officer can be found in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2014 Executive Compensation

During its November 2013 and January 2014 Committee Meetings, the Compensation Committee conducted its annual assessment of executive compensation. The Committee evaluated the performance of the named executive officers during 2013 and concluded that the Company had:

•	Achieved revenue of $1.4 billion in a challenging market environment;

•	Continued its industry-leading profitability and free cash flow;

•	Achieved market share gains in its principal markets, including SOC, memory and wireless test; and

•	Performed significantly better than its competitors while continuing to invest for long-term future growth.

In addition to evaluating the Company’s performance during 2013, the Compensation Committee engaged its independent consultant, Compensia, to assess executive compensation for 2014 using the adjusted peer group and the Radford survey data. The Compensation Committee took into account the positive results of the shareholder advisory vote on executive compensation by continuing to focus on performance-based compensation.

2014 CEO Succession

On November 13, 2013, the Board named Mark Jagiela to succeed Michael Bradley as Chief Executive Officer effective February 1, 2014. In January 2014, the Board approved the compensation for Mr. Jagiela in his new position as Chief Executive Officer as detailed below.

As Mr. Bradley was retiring as Chief Executive Officer effective January 31, 2014, the Board did not review his cash compensation in January 2014 and did not grant Mr. Bradley an annual equity award. The Board did approve an agreement for Mr. Bradley relating to his retirement (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Bradley agreed to be bound by a customary non-competition and non-solicitation provision through January 31, 2017 and to enter into a standard employment release. In exchange, through January 31, 2017, Mr. Bradley’s unvested restricted stock units and stock options granted prior to his retirement date will continue to vest in accordance with their terms; and any vested options or options that vest during the period may be exercised for the remainder of the applicable option term. The Retirement Agreement supersedes the terms of the Amended and Restated Agreement Regarding Termination Benefits between Mr. Bradley and the Company under which Mr. Bradley was entitled to severance compensation, continued benefits and continued vesting of equity for 24 months from the date of severance. The Board believes the retirement package offered to Mr. Bradley was appropriate based on Mr. Bradley’s tenure with the Company, his contributions during his service as Chief Executive Officer and industry practice for an orderly CEO succession and transition.

2014 Target Cash Compensation

The Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved increases in the 2014 base salaries and target cash compensation for certain of the named executive officers in order to align cash compensation with the industry and with peer companies. In addition, in connection with Mr. Jagiela’s promotion to Chief Executive Officer, the independent directors aligned his base salary and target cash compensation with comparable positions at peer companies and within the industry. The 2013 and 2014 base salaries and target cash compensation for the named executive officers are set forth below:

	Base Salary		Target Cash Compensation
	2013	2014	2013	2014
Mark E. Jagiela	$500,000	$625,000	$1,000,000	$1,250,000
Gregory R. Beecher	450,000	479,251	787,500	838,689
Walter G. Vahey	300,000	300,000	525,000	525,000
Charles J. Gray	345,000	359,598	569,250	593,337

In connection with his promotion to Chief Executive Officer, the independent directors increased Mr. Jagiela’s base salary by 25% and retained his performance-based variable cash compensation at 100%. The Compensation Committee increased the base salaries of Messrs. Beecher, Vahey and Gray by 6.5%, 0.0% and 4.2%, respectively. Mr. Bradley’s cash compensation from January 1, 2014 until his retirement on January 31, 2014 remained unchanged from his 2013 base and target cash compensation. Based on data provided by Compensia, the 2014 base and target cash compensation for the Chief Executive Officer and other named executive officers are competitive with Teradyne’s peer companies.

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation as in 2013, but increased the company-wide PBIT goal from 15% to 16% to reflect the level of long-term profitability it believes to be currently appropriate for the mix of businesses in which the Company operates.

The business and financial goals for 2014 include market share gains, profit margin targets, new customer wins and new product launches in the Company’s various business units. The Compensation Committee believes these business and financial goals effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for the named executive officers remains 200% of the target amount. Based on data provided by Compensia, the level of variable compensation in Teradyne’s variable compensation program is consistent with market practice and Teradyne’s peer companies.

2014 Equity Award

In January 2014, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, reviewed the recommendations of Compensia and approved the 2014 equity awards for the named executive officers. The Compensation Committee and independent directors adjusted the mix of equity by increasing performance-based RSUs from 40% to 50%, decreasing non-qualified stock options from 20% to 10%, and retaining time-based RSUs at 40% of the 2014 equity award. The equity mix is consistent with the peer data provided by Compensia.

For 2014, the Compensation Committee changed the performance targets for the performance-based RSUs. In prior years, the performance-based RSU targets were the same as the variable cash compensation targets – that is a mix of short-term profitability and long-term operational and strategic goals. For 2014, the Compensation Committee established a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the three-year performance period). Teradyne’s TSR performance will be measured against the Philadelphia Semiconductor Index (ticker symbol: SOXX) which consists of thirty companies in the semiconductor device and capital equipment industries. The Compensation Committee chose the Company’s relative TSR performance as the metric for performance-based RSUs because the Committee believes it is consistent with the Company’s long-term goal to outperform the semiconductor industry with better than average profitability and growth rate, each of which the Company believes will be reflected in return to shareholders. The TSR-based equity awards will continue to align the interests of executive officers with the interests of shareholders and provide a significant incentive for executives to focus on increasing long-term shareholder value. Teradyne’s TSR percentage point gain minus that of the SOXX at the end of the three-year period will determine the number of performance-based RSUs earned. The TSR measurement allows for payment from 0% to 200% based on underperforming or exceeding the SOXX’s three-year return. The number of performance-based RSUs that may be paid out based on relative TSR performance is illustrated below:

The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date. All of the performance-based RSUs earned will vest at the end of the three-year measurement period.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2014 equity grant values at target for named executive officers were increased from the 2013 equity grant values at target. Mr. Jagiela’s 2014 equity award increased 73.5% in connection with his promotion to Chief Executive Officer. The awards for Messrs. Beecher, Vahey and Gray were increased 17.3%, 7.6%, and 17.1%, respectively. Total potential equity award levels for the named executive officers are competitive with Teradyne’s peer group.

The specific number of RSUs was calculated based upon the closing price of the Company’s stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value . The table below sets forth the grant date equity values of the 2014 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target (1)	Value of Stock Options	Total Equity Value
Mark E. Jagiela	52,193	65,241	45,538	$1,000,018	$1,439,216	$250,004	$2,689,238
Gregory R. Beecher	27,318	34,148	23,835	$523,413	$753,305	$130,854	$1,407,572
Walter G. Vahey	9,499	11,874	8,288	$182,001	$261,940	$45,501	$489,442
Charles J. Gray	13,071	16,338	11,404	$250,440	$360,416	$62,608	$673,464

(1)	The value shown above for the performance-based RSUs is based on the stochastic “Monte Carlo” simulation method rather than on the stock price on the date of grant. However, the Compensation Committee decided to continue to use the stock price on the date of grant method as its calculation of the value of the grant for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. This methodology used by the Compensation Committee creates a 13% lower valuation for performance-based RSUs and 7% lower valuation for all equity.

The grant date for the 2014 equity grants approved by the Compensation Committee was January 24, 2014. The time-based RSU grants for all employees, including named executive officers, as well as the stock options for named executive officers, vest in equal amounts annually over four years, commencing on the first anniversary of the grant. The performance-based RSUs for 2014 vest on the third anniversary of the grant with the number of performance-based RSUs based upon the determination of Teradyne’s TSR performance relative to the SOXX as described above. The stock option grants vest in equal amount annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Daniel W. Christman

Timothy E. Guertin

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Michael A. Bradley	2013	$756,000	$97,388	$2,160,020	$540,000	$1,073,520	$195,769	$23,267	$4,845,964
CEO	2012	$720,000	$118,570	$1,771,410	$442,853	$1,101,600	$1,413,692	$20,638	$5,588,763
	2011	$660,000	$144,830	$1,664,030	$416,000	$1,306,800	$1,663,957	$18,574	$5,874,191

Gregory R. Beecher	2013	$450,000	$50,273	$960,016	$240,001	$479,250	$—	$38,966	$2,218,506
VP, CFO & Treasurer	2012	$415,000	$59,799	$795,022	$198,753	$476,213	$—	$39,768	$1,984,555
	2011	$380,000	$72,964	$748,008	$186,995	$564,300	$—	$36,509	$1,988,776

Mark E. Jagiela	2013	$500,000	$64,410	$1,240,012	$310,005	$710,000	$(28,808)	$12,221	$2,807,840
President & President, Semiconductor Test	2012	$405,000	$58,358	$795,022	$198,753	$464,738	$37,507	$11,873	$1,971,251
	2011	$370,000	$71,044	$748,008	$186,995	$549,450	$56,022	$11,589	$1,993,108

Walter G. Vahey	2013	$300,000	$33,815	$364,022	$91,003	$319,500	$—	$11,523	$1,119,863
President, System Test Group	2012	$255,256	$31,322	$250,013	$—	$307,500	$—	$10,854	$854,945

Charles J. Gray	2013	$337,813	$36, 665	$460,004	$115,004	$318, 435	$—	$13,177	$1,281,098
VP, General Counsel & Secretary	2012	$322,202	$44,562	$426,056	$106,511	$326,196	$—	$12,855	$1,238,382
	2011	$300,000	$54,311	$380,010	$94,994	$386,100	$—	$12,460	$1,227,875

(1)	The amounts in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2013, 2012 and 2011, respectively: Mr. Bradley: $2,160,020, $1,771,410, and $1,664,030; Mr. Beecher: $960,016, $795,022, and $748,008; Mr. Jagiela: $1,240,012, $795,022, and $748,008; Mr. Vahey: $364,022, N/A, and N/A; and Mr. Gray: $460,004, $426,056, and $380,010. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2013 is as follows: Mr. Bradley: $2,160,020; Mr. Beecher: $960,016; Mr. Jagiela: $1,240,012; Mr. Vahey: $364,022; and Mr. Gray: $460,004. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2012 is as follows: Mr. Bradley: $1,771,410; Mr. Beecher: $795,022; Mr. Jagiela: $795,022; and Mr. Gray: $426,056. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2011 is as follows: Mr. Bradley: $1,664,030; Mr. Beecher: $748,008; Mr. Jagiela: $748,008; and Mr. Gray: $380,010. For a discussion of the assumptions underlying this valuation, please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2013.

(4)	The amounts under the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2013.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Employment Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See “Nonqualified Deferred Compensation Table”.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2013 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total-All Other Compensation
Michael A. Bradley	$0	$23,267	$23,267
Gregory R. Beecher	33,518	5,448	38,966
Mark E. Jagiela	10,200	2,021	12,221
Walter G. Vahey	10,200	1,323	11,523
Charles J. Gray	10,200	2,977	13,177

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2013.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2013	(3)	$—	$756,000	$1,512,000	—	—	—	—	—	—	—
	1/25/2013	(4)	$—	$—	$—	—	65,218	130,436	65,218	88,670	$16.56	$2,700,020

Gregory R. Beecher	1/1/2013	(3)	$—	$337,500	$675,000	—	—	—	—	—	—	—
	1/25/2013	(4)	$—	$—	$—	—	28,986	57,972	28,986	39,409	$16.56	$1,200,017

Mark E. Jagiela	1/1/2013	(3)	$—	$500,000	$1,000,000	—	—	—	—	—	—	—
	1/25/2013	(4)	$—	$—	$—	—	37,440	74,880	37,440	50,904	$16.56	$1,550,017

Walter G. Vahey	1/1/2013	(3)	$—	$225,000	$450,000	—	—	—	—	—	—	—
	1/25/2013	(4)	$—	$—	$—	—	10,991	21,982	10,991	14,943	$16.56	$455,025

Charles J. Gray	1/1/2013	(3)	$—	$224,250	$448,500	—	—	—	—	—	—	—
	1/25/2013	(4)	$—	$—	$—	—	13,889	27,778	13,889	18,884	$16.56	$575,008

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the target and maximum number of performance-based RSUs granted in 2013. Based on the achievement against the performance metrics as approved by the Compensation Committee and the independent members of the Board in January 2014, the actual number of the performance-based RSUs granted to the executive officers in 2013 is set forth in the “Maximum” column.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column represent the number of time-based RSUs granted to each named executive officer in 2013.
(3)	These grants of variable cash compensation were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan and reflect the threshold, target and maximum cash payouts for these awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(4)	In 2013, the named executive officers were granted time-based RSUs, performance-based RSUs, and stock options. The threshold, target and maximum numbers apply to performance-based RSUs only.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael A. Bradley	57,893	—		$4.81	01/30/16
	104,268	34,756	(1)	$9.34	01/29/17
	30,860	30,861	(2)	$16.23	01/28/18
	16,162	48,488	(3)	$16.95	01/27/19
	—	88,670	(4)	$16.56	01/25/20
						50,857	$896,100	(5)
						76,896	$1,354,908	(6)
						117,573	$2,071,636	(7)
						195,654	$3,447,423	(8)
Gregory R. Beecher	—	15,549	(1)	$9.34	01/29/17
	13,872	13,872	(2)	$16.23	01/28/18
	7,253	21,762	(3)	$16.95	01/27/19
	—	39,409	(4)	$16.56	01/25/20
						22,753	$400,908	(5)
						34,566	$609,053	(6)
						52,767	$929,755	(7)
						86,958	$1,532,200	(8)
Mark E. Jagiela	15,549	15,549	(1)	$9.34	01/29/17
	13,872	13,872	(2)	$16.23	01/28/18
	7,253	21,762	(3)	$16.95	01/27/19
	—	50,904	(4)	$16.56	01/25/20
						22,753	$400,908	(5)
						34,566	$609,053	(6)
						52,767	$929,755	(7)
						112,320	$1,979,078	(8)
Walter G. Vahey	—	14,943	(4)	$16.56	01/25/20
						4,884	$86,056	(5)
						6,795	$119,728	(6)
						11,063	$194,930	(7)
						32,973	$580,984	(8)
Charles J. Gray	—	8,049	(1)	$9.34	01/29/17
	7,047	7,047	(2)	$16.23	01/28/18
	3,887	11,662	(3)	$16.95	01/27/19
	—	18,884	(4)	$16.56	01/25/20
						11,779	$207,546	(5)
						17,561	$309,425	(6)
						28,278	$498,258	(7)
						41,667	$734,173	(8)

(1)	For each named executive officer, the vesting dates for options granted on January 29, 2010 are twenty-five percent (25%) of the options vested on each of January 29, 2011, January 29, 2012 and January 29, 2013 and twenty-five percent (25%) will vest on January 29, 2014.
(2)	For each named executive officer, the vesting dates for options granted on January 28, 2011 are twenty-five percent (25%) of the options vested on each of January 28, 2012 and January 28, 2013 and twenty-five percent (25%) will vest on each of January 28, 2014 and January 29, 2015.
(3)	For each named executive officer, the vesting dates for options granted on January 27, 2012 are twenty-five percent (25%) of the options vested on January 27, 2013 and twenty-five percent (25%) will vest on each of January 27, 2014, January 27, 2015 and January 27, 2016.
(4)	For each named executive officer, the vesting dates for options granted on January 25, 2013 are twenty-five percent (25%) of the options will vest on each of January 25, 2014, January 25, 2015, January 25, 2016, and January 25, 2017.
(5)	For each named executive officer, the vesting dates for RSUs granted on January 29, 2010 are twenty-five percent (25%) of the RSUs vested on each of January 29, 2011, January 29, 2012 and January 29, 2013 and twenty-five percent (25%) will vest on January 29, 2014.

(6)	For each named executive officer, the vesting dates for RSUs granted on January 28, 2011 are twenty-five percent (25%) of the RSUs vested on each of January 28, 2012 and January 28, 2013 and twenty-five percent (25%) will vest on each of January 28, 2014 and January 28, 2015.
(7)	For each named executive officer, the vesting dates for RSUs granted on January 27, 2012 are twenty-five percent (25%) of the RSUs vested on January 27, 2013 and twenty-five percent (25%) will vest on each of January 27, 2014, January 27, 2015, and January 27, 2016.
(8)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2013 are twenty-five percent (25%) of the RSUs will vest on each of January 25, 2014, January 25, 2015, January 25, 2016, and January 25, 2017.

Option Exercises and Stock Vested Table

The named executive officers exercised stock options during 2013. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2013; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	174,517	$2,175,071	174,744	$2,843,148
Gregory R. Beecher	67,424	$766,295	78,373	$1,275,157
Mark E. Jagiela	51,875	$633,766	78,373	$1,275,157
Walter G. Vahey	—	—	19,972	$324,726
Charles J. Gray	28,362	$253,916	38,109	$619,397

Retirement and Post-Employment Tables

Pension Benefits Table

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred seventy-seven current employees continue to accrue benefits in the Retirement Plan and only ten in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for these ten employees, including Mr. Bradley, who participated in both the Retirement Plan and the SERP. These employees will continue to receive the same retirement benefits, but through the SERP rather than through continued accruals in the Retirement Plan. Mr. Bradley and Mr. Jagiela are entitled to benefits under the Retirement Plan but are no longer accruing additional benefits under that plan. Following Mr. Bradley’s retirement on January 31, 2014, no named executive officer is earning benefits under the SERP.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits prior to age 66 that were earned after December 31, 2004.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for fiscal year ended December 31, 2013, a discount rate of 4.5% for the Retirement Plan and 4.4% for the SERP.

Similar to most pension plans, Teradyne’s pension plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2013, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Bradley (after December 31, 2009) and Jagiela are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, each shows a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley (1)	Retirement Plan	31.00	$750,363
	SERP	35.00	$7,878,908
Gregory R. Beecher	Retirement Plan	0	$0
	SERP	0	$0
Mark E. Jagiela (2)	Retirement Plan	17.61	$197,661
	SERP	0	$0
Walter G. Vahey	Retirement Plan	0	$0
	SERP	0	$0
Charles J. Gray	Retirement Plan	0	$0
	SERP	0	$0

(1)	The years of creditable service for Mr. Bradley were capped in 2009 with respect to the Retirement Plan.

(2)	The years of creditable service for Mr. Jagiela were capped in 1999.

Nonqualified Deferred Compensation Table

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2013.

Name	Executive Contributions in 2013 (1)	Employer Contributions in 2013 (2)	Aggregate Earnings in 2013	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2013
Michael A. Bradley	$37,937	$0	$214,119	$0	$2,376,045
Gregory R. Beecher	46,201	23,317	394,303	0	1,635,868
Mark E. Jagiela	0	0	77,617	0	357,806
Walter G. Vahey	0	0	0	0	0
Charles J. Gray	0	0	0	0	0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

Amounts Contributed by Executive, 2013, 2012 & 2011 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Walter G. Vahey	Charles J. Gray
2013	$37,937	$46,201	$0	$0	$0
2012	40,190	79,076	0	0	0
2011	30,317	128,775	0	0	0
Prior to 2011	1,538,099	625,869	213,240	0	0

Total Employee Contributions	$1,646,543	$879,921	$213,240	$0	$0

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of its named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event any of the named executive officers is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control, the officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-compete and non-solicit provisions of the Change in Control Agreement are breached.

Mr. Beecher’s Change in Control Agreement, entered into in 2007, contains a tax gross-up payment in the amount necessary, so that the net amount retained by the named executive officer (after reduction for (i) any excise tax and (ii) any federal, state or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. No other Change in Control Agreement includes a tax gross-up payment.

Chief Executive Officer Separation Agreement

Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on January 22, 2014, is three years, and extends for additional one-year periods unless Teradyne gives notice to Mr. Jagiela. The Separation Agreement contains a three-year, post-employment customer and employee non-hire and non-solicitation restriction and a three-year, post-employment non-competition restriction. In consideration of these restrictions, Mr. Jagiela is entitled to receive severance payments at his annual target compensation rate and continued vesting of non-performance based equity awards for two years and performance-based equity awards for three years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement, or in a circumstance in which Mr. Jagiela would be entitled to payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Jagiela is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Jagiela’s employment due to his disability and Mr. Jagiela is not entitled to payments pursuant to his Change in Control Agreement, Mr. Jagiela is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment. Mr. Bradley had a similar Separation Agreement which is no longer in effect following his retirement as Chief Executive Officer effective January 31, 2014.

Other Arrangements

None of the named executive officers has a severance agreement, other than the Chief Executive Officer. Teradyne has a standard severance practice under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Mr. Bradley qualified for these broad-based employee benefits. At retirement, he received the right to a pro-rated amount of variable cash compensation at target through the date of his retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Mr. Bradley as of December 31, 2013.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments made to the named executive officers in the event of a termination, had the termination occurred on December 31, 2013. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance. As described above under the heading “Chief Executive Officer Separation Agreement,” in connection with the retirement of Mr. Bradley and the appointment of Mr. Jagiela as Chief Executive Officer, new agreements were entered into with Messrs. Bradley and Jagiela, such that the benefits set forth in the table below no longer reflect amounts payable to Messrs. Bradley and Jagiela. Mr. Bradley retired effective January 31, 2014 and is therefore no longer entitled to termination or change in control benefits, but instead receives benefits pursuant to his Retirement Agreement, dated as of January 22, 2014. Mr. Jagiela will now receive benefits pursuant to an Amended Change in Control Agreement and a Separation Agreement effective February 1, 2014.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Excise Tax/ Gross Up	Total
Michael A. Bradley	Not for Cause	$3,024,000	$1,073,520	$48,207	$5,755,104	$0	$9,900,831
	Change in Control	$3,024,000	$756,000	$48,207	$7,078,027	$0	$10,906,234

Gregory R. Beecher	Change in Control	$1,575,000	$337,500	$47,591	$3,165,529	$0	$5,125,620

Mark E. Jagiela	Change in Control	$2,000,000	$500,000	$44,782	$3,475,632	$0	$6,020,414

Walter G. Vahey	Change in Control	$1,050,000	$225,000	$48,207	$803,876	$0	$2,127,084

Charles J. Gray	Change in Control	$1,138,500	$224,250	$48,207	$1,608,869	$0	$3,019,826

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer voluntarily terminates his or her employment with Teradyne without “Good Reason” or if that named executive officer is terminated by Teradyne for cause.
(2)	The amounts in this column for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers. The amount in this column for Mr. Bradley’s termination by the Company Not for Cause represents actual variable cash compensation. Following termination, Mr. Bradley would receive a pro-rated variable cash compensation payment based on actual variable compensation performance given his age and service pursuant to broad-based retirement benefits available to all employees. However, for termination following a Change in Control, Mr. Bradley would be entitled to receive a pro-rated variable cash compensation payment at target pursuant to his Change in Control Agreement.
(3)	The Change in Control amounts represent the value of the restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Mr. Bradley’s amount upon termination of employment by the Company Not for Cause represents the value of the restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.

OTHER MATTERS

Shareholder Proposals for 2015 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2015 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2015 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2015 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2015 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 12, 2014.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Teradyne, Inc. C/O Broadridge Corporate Solutions, Inc P O Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain
1a	Michael A. Bradley	☐	☐	☐		For	Against	Abstain
1b 1c 1d	Daniel W. Christman Edwin J. Gillis Timothy E. Guertin	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3 To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
1e 1f	Mark E. Jagiela Paul J. Tufano	☐ ☐	☐ ☐	☐ ☐
1g	Roy A. Vallee	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2     To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

TERADYNE, INC. Annual Meeting of Shareholders May 20, 2014 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) MARK E. JAGIELA and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on May 20, 2014, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side